Selective Wealth Management

November 2016

Proxy Voting Policies and Procedures

Policy

Proxy Voting is an important right of shareholders and reasonable care and diligence must be undertaken to ensure that such rights are properly and timely exercised. Selective maintains discretion to vote all the proxies of its clients and votes them in their best interest in accordance with these policies and procedures.

Proxy Voting Procedures

All proxies received by Selective will be sent to the Chief Operations Officer (COO). Upon receiving them the COO will:

1.	Keep a record of each proxy received

2.	Forward the proxy to the appropriate Portfolio Manager.

3.	Provide the Portfolio Manager with a date by which Selective must vote the proxy in order to allow enough time for the completed proxy to be returned to the issuer prior to the vote taking place.

4.	Absent material conflicts (see Section IV), the Portfolio Manager will determine if and how Selective should vote the proxy. The Portfolio Manager will send its decision on how Selective will vote to the COO. An employee overseen by the COO is responsible for completing the proxy and mailing the proxy in a timely and appropriate manner.

5.	The Portfolio Manager retains the right to decide not to vote the proxy if the vote would be immaterial.

Voting Guidelines

In general, Selective will vote in favor of routine corporate housekeeping proposals, including election of directors (where no corporate governance issues are implicated), selection of auditors, and increases in or reclassification of common stock.

Generally, Selective will vote against proposals that make it more difficult to replace members of the issuer’s board of directors, including proposals to stagger the board, cause management to be over represented on the board, introduce cumulative voting, introduce unequal voting rights, and create supermajority voting.

For other proposals, Selective shall determine whether a proposal is in the best interests of its clients and may take into account the following factors, among others:

1.	Whether the proposal was recommended by management and Selective’s opinion of management;

2.	Whether the proposal acts to entrench existing management; and

3.	Whether the proposal fairly compensates management for past and future performance.

Selective Wealth Management

November 2016

Conflicts of Interest

The COO and Chief Compliance Officer (“CCO”) will identify any conflicts that exist between interests of Selective and its clients. This examination will include a review of the relationships of Selective and its affiliates with the issuer of each security to determine if the issuer is a client of Selective or an affiliate of Selective or has some other relationship with Selective or a client of Selective.

If a material conflict exists, the COO and CCO will determine whether voting in accordance with the voting guidelines and factors described above is in the best interests of the client. Selective will also determine whether it is appropriate to disclose the conflict to affected clients and, except in the case of clients that are subject to the Employee Retirement Income Security Act of 1974, as amended (‘ERISA”), give the clients the opportunity to vote their proxies themselves.

Disclosure

Selective will disclose in its Form ADV Part 2 that clients may contact the Compliance Officer via email or phone in order to obtain information on how Selective voted client’s proxies, and to request a copy of these policies and procedures. If a client requests this information, the Compliance Officer will prepare a written response to the client that lists, with respect to each voted proxy that the client inquired about, (1) the name of the issuer; (2) the proposal voted upon and (3) how Selective voted the client’s proxy.

A concise summary of these Proxy Voting Policies and Procedures will be included in Selective’s Form ADV Part 2, and will be updated whenever these policies and procedures are updates. The Compliance Officer will arrange a copy of this summary to be sent to all existing clients (who will already have been sent Selective’s Form ADV Part 2, which is required to be offered to clients annually) either as a separate email or along with periodic account statements or other correspondence.

Recordkeeping

The CCO will maintain files relating to Selective’s proxy voting procedures in an easily accessible place. Records will be maintained and preserved for five years from the end of the fiscal year during which the last entry was made on a record, with records for the first two years kept in the offices of Selective. Records of the following will be included in the files:

1.	Copies of these proxy voting policies and procedures and any amendments thereto.

2.	A copy of each proxy statement that Selective receives

3.	Record of how Selective voted the proxy